Exhibit 99.1

RESIGNATION

Howard S. Dvorkin, Chairman of the Board
c/o FlexShopper, Inc.
901 Yamato Road, Suite 260
Boca Raton, FL 33431
howarddvorkin@howarddvorkin.com

FlexShopper, Inc.
901 Yamato Road, Suite 260
Boca Raton, FL 33431
Attn: John Davis, President and Chief Operating Officer
john.davis@flexshopper.com

Olshan Frome Wolosky LLP
1325 Avenue of the Americas
New York, NY 10019
Attn: Spencer G. Feldman
sfeldman@olshanlaw.com

With a copy to:

FlexShopper, Inc.
901 Yamato Road, Suite 260
Boca Raton, FL 33431
Attn: H. Russell Heiser, Jr., Chief Executive Officer and Chief Financial Officer russ.heiser@flexshopper.com

July 27th, 2025

Dear Sirs:

Reference is hereby made to that certain Investors’ Rights Agreement, dated as of June 10, 2016 (the “IRA”), between the Company, the Management Stockholder and the Investors party thereto. All capitalized terms used but not defined herein shall have their respective meanings in the IRA.

Given ongoing internal matters relating to the Company’s financials and borrowing from lenders, I, and the Bravo Investor Parties, believe that it is in the best interest of both the Company and the Bravo Investor Parties for me to resign, and for the Bravo Investor Parties to designate as the Investor Director an experienced individual with a skill set specifically suited to serve in the current environment. Therefore, I, Denis Echtchenko, do hereby resign from my position as a director on the Board of Directors (the “Board”) of the Company, and from any committee and subcommittee of the Board, including as a director and/or manager of any subsidiaries of the Company, as applicable, effective upon receipt by the Company of that certain letter, dated on or around the date hereof, from the Bravo Investor Parties to the Company, which designates Steven Varner as a successor Investor Director pursuant to the terms of the IRA, effective upon receipt of this letter. As Mr. Varner has relevant expertise with respect to distressed situations, and was interviewed and approved by the Board this Friday, July 25th, I and the Bravo Investor Parties view Mr. Varner as the appropriate replacement to fill my seat on the Board and to help the Company through its current challenges.

As I previously have noted to the Board, I disagree with the Company’s handling of recent issues. Further, the Company has not responded adequately to my requests related to these issues, including for information with regard to the Company’s communications with lenders related to existing credit facilities, Russ Heiser’s ongoing management role, and the appointment of separate independent counsel to advise the Board.

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Sincerely,

By:	/s/ Denis Echtchenko
	Name:	Denis Echtchenko

[Signature Page to Resignation Letter]